Exhibit 10.1
Summary of Bonus Arrangements for Executive Officers
AptarGroup, Inc. (the “Company”) has three types of bonus arrangements for executive officers.
1.     A discretionary bonus as determined by the Compensation Committee after considering the Company’s overall performance, strategic actions implemented and individual leadership achievements. Three executive officers in the following positions are eligible for a discretionary bonus:
•	President and Chief Executive Officer

•	Vice Chairman

•	Executive Vice President, Chief Financial Officer and Secretary
2.	The second arrangement is a formula-based bonus that includes elements related to the profit growth of the Company, return on capital of the Company, and achievement of personal objectives (subject to a maximum of 10% of salary). The total maximum bonus under this plan in any year is limited to 50% of salary. Executive officers eligible for this bonus include the Vice President Finance — Europe and the Vice President, Human Resources.

3.	The third arrangement is a formula-based bonus that includes an element for the growth in the earnings per share of the Company as well as elements related to the profit growth of the Company’s reportable business segments, and return on capital of the Company’s reportable business segment (subject to a maximum limit of 15% of salary). All executive officers (8 people) not participating in the arrangements described in paragraphs 1 and 2 above are eligible for this bonus.
To encourage executive officer share ownership, executive officers may defer up to 50% of their annual cash bonus and receive, in lieu of cash, a grant of restricted stock units equal to the deferred amount plus an additional 20%. The value of each restricted stock unit is determined by the closing share price on the New York Stock Exchange on the day of grant. All of the restricted stock units vest ratably over three years from the date of grant and dividends are paid on vested units only.
Update approved by the Compensation Committee on April 19, 2006.